Letter of Intent

Between

GENEVA GOLD CORP. ("Optionee")
1005 Terminal Way, Suite 110
Reno, Nevada 89502
Telephone: 775-348-9930

And

ST. ELIAS MINES LTD. ("Optionor")
Suite 314 - 800 West Pender Street
Vancouver, BC V6C 2V6
Telephone: 604-669-4677

Option to acquire a 66 % interest in certain Assets of the Optionor.

          St. Elias Mines, Ltd., and its associates or affiliates (collectively, the "Optionor") own or have an option to acquire various mining leases in Peru and, in particular, however, without limitation, being comprised of the Optionor's current option on in the Vilcoro Gold Property project, comprised of approximately 600 hectares acres, located in Peru.

          The purpose of this letter is to summarize the mutual intentions and understandings of the Optionor and Geneva Gold Corp. ( the "Optionee") regarding, among other things, the proposed granting by the Optionor to the Optionee of an option to acquire not less than an undivided 66% legal, beneficial and registerable interest in and to the Assets herein (the "Option"). This letter is a "Letter of Intent" which summarizes the basis upon which the parties are prepared to negotiate with a view to entering into a binding Option or other form of agreement.

          It is acknowledged that the Optionee has been provided with certain information which describes the business, assets, financial and operating history and condition and prospects of the Optionor and its Assets (such information is herein referred to, collectively, as the "Disclosure Information"). The transaction summarized in this letter assumes that the Disclosure Information is accurate and complete in all material respects and that the Optionee is relying on such Disclosure Information as a condition of its providing and entering into this letter with the Optionor with respect to its proposed Option.

1.          Summary of the Option and transaction

1.1       Option: In order to keep the right and Option granted to the Optionee in respect of the Assets in good standing and in force and effect during the Option period hereof (the "Option Period"); the Option Period commencing on the acceptance date of this letter by the Optionor (the "Acceptance Date") and terminating on the date which 36 months from the Effective Date hereof (as hereinafter defined and determined); the Optionee shall be obligated to provide the following cash payments to the Optionor (each being an "Option Cash Payment"), to provide the following common share issuances from treasury to the Optionor (each being an "Option Share Issuance") and to provide exploration expenditures (each being an "Option Exploration Expenditures" and/or arrangements in respect of the Optionor (being the "Operator") in the following manner prior to and at the end of the Option Period in this instance as follows:

(a)       Option Cash Payments: pay to the order and direction of the Optionor the following Option Cash Payments in the aggregate of U.S. $350,000.00 during the Option Period in the following manner:

(i)       an initial Option Cash Payment of U.S. $50,000.00 due within five business days from the execution of the Formal Agreement (as hereinafter defined and determined) setting out in detail the terms and conditions of the Option arising herefrom (the "Effective Date");

(ii)      the second Option Cash Payment of U.S. $100,000.00 to be paid on or before the twelve (12) month anniversary of the signing of the Formal Agreement; and

(iii)     the third Option Cash Payment of U.S. $200,000.00 to be paid on or before the twenty-forth (24) month anniversary of the signing of the Formal Agreement.

(b)       Option Share Issuances: issue to the order and direction of the Optionor an aggregate of 50,000 common shares in the share capital of the Optionee (each a "Share"), to be issued on or before the twelve (12) month anniversary of the signing of the Formal Agreement.

(c)       Option Exploration Expenditures: to be incurred by the Optionee under the order and direction of the Optionor (as "Operator") the following incurred costs in the aggregate of U.S. $2,500,000.00 during the Option Period in the following manner:

(i)       an initial Option Exploration Expenditure of U.S. $500,000.00 to be incurred on or before the twelve (12) month anniversary of the signing of the Formal Agreement;

(ii)      the second Option Exploration Expenditure of U.S. $750,000.00 to be incurred on or before the twenty-forth (24) month anniversary of the signing of the Formal Agreement; and

(iii)     the third Option Exploration Expenditure of U.S. $1,250,000.00 to be paid on or before the thirty-sixth (36) month anniversary of the signing of the Formal Agreement;

(iv)      Provided all costs and expenditures as set forth in this Section 1.1 (c) are subject to review and approval by the Optionee; and provided further that the Optionor shall complete a bankable feasibility study on or before the thirty-sixty (36) month anniversary of the signing of the Formal Agreement.

(d)       Operator Arrangements: It is understood that St. Elias Mines, Ltd., will be the Operator of the above mentioned property and will receive an 8% operator fee on all exploration expenditures as defined within this Letter of Intent.

(e)       Once the Optionee has exercised the Option, the Optionee agrees to pay 100% of all ongoing Asset exploration, development and production costs (collectively, the "Production Costs") until commercial production is first reached from any of the Assets; and

(f)       The Optionee has the right to receive 100% of any cash flow from commercial production from any of the Assets until such time as it has recouped its entire Production Costs at which time cash flow will be allocated as 66% to Optionee and 34% to the Optionor in accordance with their carried interests hereunder.

2.          Due diligence investigations

2.1       From the Acceptance Date hereof and for a period of 60 calendar days from the Acceptance Date (such period in time being the "Optionee's Due Diligence Period" herein) the Optionee may conduct any and all due diligence investigations in respect of the Optionor and its Assets as the Optionee may consider necessary, in its sole and absolute decision, from time to time, in order to determine whether it is advisable to enter into a definitive Agreement (as hereinafter defined an determined) setting out in detail the terms and conditions of the Option arising herefrom. For purposes of such investigations the Optionor will give to the Optionee and its agents and representatives as soon as reasonably practicable after the Acceptance Date hereof full access to its Assets and all books, records, financial and operating data and other information concerning the Assets as the Optionee and its agents and representatives may reasonably request. If, at any time during the Optionee's Due Diligence Period, the Optionee determines that it is not satisfied, in its sole and absolute discretion, with the results of such investigations, it may elect not to proceed with the transactions contemplated hereby. In such instance the Optionee will notify the Optionor of such fact and thereupon this letter will terminate and the parties hereto will have no further obligations hereunder except the obligations set forth in section 4 below.

3.          Negotiation and execution of definitive Agreement

3.1      While the Optionee is conducting the due diligence investigations described in section 2 above the Optionor and the Optionee will negotiate in good faith to complete and execute a definitive agreement and related documentation (collectively, the "Formal Agreement") setting out in detail the terms and conditions of the Option arising herefrom; such definitive Formal Agreement to be entered into on or before the final day of the Optionee's Due Diligence Period herein. The Agreement will incorporate the terms and conditions set out in this letter together with all other reasonable terms and conditions as the parties or their legal advisors consider necessary or desirable, including standard representations, warranties and covenants, indemnities from the parties relating to such representations, warrants and covenants, and conditions to closing. In particular, and without limiting the generality of the foregoing, the parties shall structure the Option and negotiate the definitive Formal Agreement in a manner which is tax advantageous to each of the parties hereto. If each of the Optionor and the Optionee are satisfied with the results of their due diligence investigations, it is intended that negotiations of the terms of the Agreement and execution of the Agreement will be effective on the Effective Date hereof; provided, however, that it is hereby acknowledged that the Agreement may be subject to the prior acceptance of the respective shareholders of parties hereto and such regulatory authorities as may have jurisdiction over the affairs of the parties hereto.

4.          Transaction costs

4.1       Each of the parties will be responsible for all costs (including, but not limited to, legal fees and expenses) incurred by it in connection with the transactions contemplated hereby. The obligations of the parties under this section 4 will survive the termination of this letter.

5.          Confidentiality agreements

5.1       As soon as reasonably practicable after the Acceptance Date and prior to the end of the Optionee's Due Diligence Period the Optionor and the Optionee will use their best efforts to prevent public disclosure or knowledge of the transaction contemplated hereby, without the prior approval of the other, and will maintain the confidentiality of the negotiations regarding such transaction. The foregoing will not restrict or otherwise affect the right of any such party to make or permit any disclosure:

(a)       which, in its opinion, is reasonably necessary or desirable for it to carry out and give full effect to the terms, provisions and intent hereof and the transaction contemplated hereby;

(b)       to consultants, legal advisors, financial institutions, business associates and others provided such disclosure is not intended for broad dissemination to the public;

(c)       in the case of the Optionee, which the legal advisors for the Optionee advise is required or advisable to ensure compliance with applicable securities laws and regulations; or

(d)       as may be required by law.

6.          Exclusive dealing

6.1       As an inducement to the Optionee to proceed with the due diligence investigations described in section 2 above and to proceed with the preparation of the Agreement, the Optionor hereby agrees with the Optionee to deal exclusively and in confidence with the Optionee in respect of the matters set out herein and to take no action, directly or indirectly, which would impair the ability of the Optionor to complete the transactions contemplated hereby and, without limitation, hereby agrees and undertakes that, unless consented to in writing by the Optionee, it will not at any time prior to the earlier of the end of the Optionee's Due Diligence Period or the termination of the Option, if applicable, enter into, negotiate, solicit or knowingly encourage or participate in, any negotiations or discussions relating to any disposition of all or any interest in and to any of its Assets.

7.          Assignment

7.1       Notwithstanding anything else contained herein, it is acknowledged that the Optionee may assign its rights and obligations herein with respect to the Option or any portion thereof to any other entity, by way of any arrangement including, without limitation, an additional option or joint venture in respect of the development of the Assets, and in such instance the Agreement contemplated by section 3 herein would be negotiated and entered into between the Optionee and such entity.

Signed this 22nd day of January, 2007 in the City of Vancouver, British Columbia Canada.

GENEVA GOLD CORP. "Optionee"

          "Marcus Johnson"
Per:
          Name: Marcus Johnson
          Title: President

ST. ELIAS MINES, LTD. "Optionor"

          "Lori McClenahan"
Per:
          Name: Lori McClenahan
          Title: President